Exhibit 10.9

Tikun Olam IP Ltd.

c/o Trident Trust Company (Cayman) Ltd.

P.O. Box 847, Grand Cayman, KY1-1103

Cayman Islands

December 9, 2018

Tikun Olam Ltd.

183 Ibn Gvirol Street,

Tel Aviv, Israel

Attention: Mr. Tsachi Cohen, Director

Re: Amendment to the License Agreement

Reference is made in this letter agreement (the "Letter") to the License Agreement, dated as of April 13, 2017 (the "License Agreement"), by and between Tikun Olam Ltd., an Israeli corporation ("Licensor"), and Tikun Olam IP Ltd., a Cayman Islands company (the "Licensee") (each a "Party" and together, the "Parties").

Each of the Parties hereby agrees to the following amendment of the License Agreement (the "First Amendment"):

1.	All terms used herein and not defined shall have the meaning ascribed to them in the License Agreement.

2.	A new Section shall be added after Section 3, as follows:

"3A. Additional Consideration for Over the Counter Products Pharmaceutical Products

Notwithstanding the provisions of Section 3 above, in the event that Licensee shall develop any Pharmaceutical Products which may be sold in any jurisdiction within the Territory other than Canada (an "Applicable Jurisdiction") over the counter (i.e., without a need for a doctor's prescription) (each an "OTC Product") then, if the OTC Product reasonably competes with a product with substantially similar composition of active components sold by Licensor or any licensee of Licensor (other than Licensee) conducting business in such Applicable Jurisdiction pursuant to an effective legal license, permit or similar authority, Licensee shall pay to Licensor a royalty of two percent (2%) of the Net Sales of such OTC Product sold in the Applicable Jurisdiction (the "OTC Royalties"). The OTC Royalties shall be paid to Licensor annually, no later than March 31st of each calendar year with respect to the Net Sales recognized during the previous year. The payment shall be accompanied by a written report signed by an officer or manager of Licensee, setting forth in reasonable detail the name of each OTC Product, the Applicable Jurisdiction and the Net Sales of such OTC Product in such Applicable Jurisdiction during the relevant reporting period.

For the purpose of this Section 3A, the term "Net Sales" shall mean the revenue of Licensee generated from sales of all OTC Products in each Applicable Jurisdiction for which OTC Royalties are due, whether such sales are evidenced by cash, check, credit, charge, account, barter or exchange, net of returns, discounts and allowances, and shall not include any sales or use taxes, VAT, excise or similar taxes, freight or delivery charges or other amounts collected on behalf of third parties."

3.	The definition of “Pharmaceutical Product” in Exhibit A (Section 55) of the License Agreement is hereby deleted in its entirety and replaced with the following:

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" “Pharmaceutical Product” shall mean, with respect to each jurisdiction in which it is sold or intended for sale (the "Applicable Jurisdiction"), any cannabis-based product, compound or medicine which under the laws of the Applicable Jurisdiction would be regulated and subject to approval and restrictions in the same manner and degree and for specific indications as an approved or registered pharmaceutical product (“Pharmaceutical-Level Regulation”), whether or not prescribed or used for that specific indication, and whether used or sold pursuant to a prescription or over the counter; provided, however, that for purposes of this Agreement: (a) the following shall not be considered a “Pharmaceutical Product”: (i) cannabis plants (including flowers) in their natural form; (ii) food supplements containing cannabis as part of their ingredients, unless they are subject in the Applicable Jurisdiction to Pharmaceutical-Level Regulation; (iii) cosmetic products containing cannabis as part of their ingredients, unless they are subject in the Applicable Jurisdiction to Pharmaceutical-Level Regulation; and (iv) cannabis-based toothpastes, (b) cannabis-based extracts, oils and mixtures shall not be considered a “Pharmaceutical Product”, unless and to the extent such extracts, oils or mixtures are or were subject in the Applicable Jurisdiction to Pharmaceutical-Level Regulation or have potency levels equal to or higher than an identical or substantially similar product which is subject in the Applicable Jurisdiction to Pharmaceutical-Level Regulation, and (c) notwithstanding the foregoing, in the event that identical or substantially similar cannabis-based products can be sold in any Applicable Jurisdiction as both a pharmaceutical product which is subject to Pharmaceutical-Level Regulation and as a medical or adult use cannabis product which is not subject to Pharmaceutical-Level Regulation, for purposes of this Agreement, the form of such cannabis-based product which is permitted to be sold without being subject to Pharmaceutical-Level Regulation shall not be considered a “Pharmaceutical Product”. "

3.	Except for the provision which was amended in accordance with the terms of this First Amendment, the remainder of the terms and conditions of the License Agreement shall continue in full force and effect and shall apply, mutatis mutandis, to this First Amendment.

4.	Miscellaneous. This Letter may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. In the event of a conflict between the provisions of this Letter and the License Agreement, the provisions of this Letter shall prevail. This Letter may be amended only with the written consent of all of the parties hereto. This Letter shall be subject to Section 16.4 (Governing Law; Jurisdiction) and 16.5 (Dispute Resolution) as set forth in the License Agreement.

Please indicate your agreement with the above by signing and returning to us the enclosed copy of this Letter.

Sincerely,

Tikun Olam IP Ltd.

By:	/s/ Berel Farkas
Berel Farkas
Director

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

Tikun Olam Ltd.

By:	/s/ Tsachi Cohen
Tsachi Cohen
Director

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